EXHIBIT 12.1      Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2011 was as follows:

	For the Year Ended December 31, 2011
	(In Thousands)

Income before income tax expense	$105,924
Income tax expense	38,715
Net income	$67,209

Fixed charges:
Interest on borrowings	$181,773
Interest on deposits	138,049
One-third of rent expense	3,222
Total fixed charges	$323,044

Earnings (for ratio calculation)	$428,968

Ratio of earnings to fixed charges	1.33	x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2011 was as follows:

	For the Year Ended December 31, 2011
	(In Thousands)

Income before income tax expense	$105,924
Income tax expense	38,715
Net income	$67,209

Fixed charges:
Interest on borrowings	$181,773
One-third of rent expense	3,222
Total fixed charges	$184,995

Earnings (for ratio calculation)	$290,919

Ratio of earnings to fixed charges	1.57	x

For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.